SUB-ITEM 77K
Changes in registrants certifying accountant:
ACADIAN EMERGING MARKETS DEBT
ACADIAN EMERGING MARKETS PORTFOLIO
ICM SMALL COMPANY PORTFOLIO (collectively the Funds)

File Number: 811-06400
The Funds selected BBD, LLP (BBD) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended October 31, 2014.
The decision to select BBD was recommended by the Funds Audit Committee on October 2, 2014 and was approved by the Funds Board of Trustees on October
2, 2014. On October 7, 2014, Deloitte & Touche LLP
(Deloitte) resigned as the independent registered public accounting firm to the Funds.
During the Funds fiscal years ended October 31, 2012
and October 31, 2013 and the period November 1, 2013 to October 7, 2014, neither the Funds, their portfolio, nor anyone on their behalf, consulted with BBD on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304). The selection of BBD did not reflect any disagreements with or dissatisfaction by the Funds or the Funds Board of Trustees with the performance of the Funds prior independent registered public accounting firm,
Deloitte. The decision not to renew the engagement of Deloitte, effective upon its completion of its audit for the fiscal year ended October 31, 2013, and to select BBD was recommended by the Funds Audit
Committee and approved by the Funds Board of Trustees.
Deloittes reports on the Funds financial statements for the fiscal year ended October 31, 2013, contained no adverse opinion or disclaimer of opinion, nor was any report qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal years ended
October 31, 2013, and the period November 1, 2013 to
October 7, 2014, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
The Registrant has requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter is filed as an exhibit hereto.